Exhibit 3.1


                       CERTIFICATE OF OWNERSHIP AND MERGER

                                       OF

                             The DIRECTV Group, Inc.

                                    WITH AND

                                      INTO

                         Hughes Electronics Corporation

                       (UNDER SECTION 253 OF THE DELAWARE
                             GENERAL CORPORATE LAW)

It is hereby certified that:

     1. Hughes Electronics Corporation (the "Corporation") is a corporation of the State of Delaware.

     2. The Corporation is the owner of all of the outstanding shares of capital stock of The DIRECTV Group, Inc., a Delaware corporation (the "Subsidiary").

     3. The Corporation hereby agrees to merge the Subsidiary with and into the Corporation (the "Merger").

     4. The following are resolutions adopted by the Board of Directors of the Corporation on March 16, 2004:

I. "Approval of Merger of The DIRECTV Group, Inc. with and into the Corporation

           RESOLVED, that the Merger shall be effective at the time (the "Effective Time") of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and

           RESOLVED, that pursuant to Section 259 of the DGCL, at the Effective Time, the separate existence of the Subsidiary shall cease, and the Corporation shall continue its existence as the surviving corporation of the Merger; and

           RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf the Corporation, to execute and cause to be filed a Certificate of Ownership and Merger with respect to the Merger with the Secretary of the State of Delaware; and

II. Change of corporate name

           RESOLVED, that, in connection with the Merger, the Board deems it desirable, advisable and in the best interest of the Corporation and its stockholders to change its corporate name to The DIRECTV Group, Inc., which name change will be effective at the Effective Time; and

           RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take such additional action and to execute, deliver, file, certify and record such additional documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolutions, including the filing of any documents which the Corporation or its counsel deems to be necessary, advisable or appropriate."

5. The Corporation, in connection with the Merger and as the surviving corporation of the Merger, hereby changes its corporate name (the "Name Change") to The DIRECTV Group, Inc. and Article I of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

                                   "Article I.
     The name of the corporation (hereinafter called the "Corporation") is:
                            The DIRECTV Group, Inc."

     6. The Merger and the Name Change shall be effective at the time of the filing of this Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.


         IN WITNESS WHEREOF, the undersigned has hereunto signed this Certificate of Ownership and Merger as of the 16th day of March 2004.

                                        HUGHES ELECTRONICS CORPORATION

                                        By:  /s/ Janet L. Williamson
                                            ------------------------------------
                                            Name:  Janet L. Williamson
                                            Title: Assistant Secretary